PROSPECTUS                 Pricing Supplement No. 2585
Dated January 10, 1995     Dated November 1, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  November 1, 1995

Settlement Date (Original Issue Date):  November 6, 1995

Maturity Date:  November 6, 1997

Principal Amount (in Specified Currency):  US$50,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$50,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:
  __ CD Rate   __ Commercial Paper Rate   X  Federal Funds Rate
           (See "Additional Terms--Interest" below)
  __ LIBOR   __ Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.140%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates:  Each February 6, May 6, August 6 and
  November 6, commencing February 5, 1996.


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2585
                       Dated November 1, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209


  Initial Interest Rate Per Annum:  To be determined two Business
  Days prior to the Original Issue Date based upon the Federal
  Funds Rate plus the Spread.

  Interest Reset Periods and Dates:  Daily, on each Business Day

  Interest Determination Dates:  Two Business Day prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2585
                       Dated November 1, 1995
                       Rule 424(b)(3)-Registration Statement
                                No. 33-55209


Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

  The Calculation Agent will be Salomon Brothers Inc.

Plan of Distribution:

  The Notes are being distributed by Salomon Brothers Inc, as agent (the "Agent"), at the Issue Price set forth on the cover page hereof.